Exhibit 10.1

Deeptanshu Prasad, Chief Executive Officer	October 1, 2024
QUANTUM GENERATIVE MATERIALS LLC 14135 230 St. Maple Ridge, ON V4R 0G9

COMSTOCK INC. and its wholly owned and/or controlled subsidiaries (the “Company”) is pleased to confirm its interest in completing the amendments outlined in Annex A hereto (the “Summary” and, together with this letter, the “Letter Agreement”).

The undersigned each hereby agree, represent and warrant that it has all requisite power and authority to execute, deliver and perform this Letter Agreement; that this Letter Agreement has been duly and validly executed and delivered; and, that the execution, delivery and performance by the undersigned of this Letter Agreement and the consummation of the actions contemplated herein and therein have been duly authorized by all necessary action.

Thank you for your consideration of this Letter Agreement. We appreciate the opportunity to work with you and look forward to the prospect of doing so.

Kindest regards,
COMSTOCK INC.

By:	/s/ Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Executive Chairman and Chief Executive Officer

QUANTUM GENERATIVE MATERIALS LLC

By:	/s/ Deeptanshu Prasad
Name:	Deeptanshu Prasad
Title:	Chief Executive Officer

COMSTOCK INC. P.O. Box 1118 1200 American Flat Road Virginia City, Nevada 89440 D (775) 848-5310 • F (800) 750-5740 degasperis@comstockinc.com www.comstockinc.com

ANNEX A

SUMMARY TERMS AND CONDITIONS

This Annex outlines a possible Transaction between COMSTOCK INC.(“Company”), DEEP INTERSTELLAR RESEARCH LLC (“DIR”), and QUANTUM GENERATIVE MATERIALS LLC (“GenMat”). Except for Sections 5 to 24 (collectively, the “Binding Terms”), this Letter Agreement is only a non-binding expression of the present intentions of the parties and, unless and until definitive agreements with respect to the proposed Transaction described herein have been executed and delivered by the parties (“Definitive Agreements”), no legally binding agreement exists between the parties to consummate the Transaction contemplated hereby:

1.	Entities

QUANTUM GENERATIVE MATERIALS LLC (“GenMat”), directly and indirectly owns all assets, operations, and liabilities pertaining to the Materials Science Business and the Space Business (as such terms are defined below), including through its two wholly-owned subsidiaries.

GENMAT DEVELOPMENT LLC (“DevCo”), GenMat’s wholly-owned subsidiary, administers certain GenMat assets, operations, and liabilities.

GENMAT LICENSING LLC (“IPCo”), GenMat’s wholly-owned subsidiary, administers certain GenMat assets, operations, and liabilities.

DEEP INTERSTELLAR RESEARCH LLC (“DIR”) is the beneficial owner of 374,425 issued and vested membership interest units in GenMat. Deeptanshu Prasad (“Principal”) is the beneficial owner of 100% of the issued and outstanding membership interest units of DIR.

COMSTOCK INC. (“Company”) is the beneficial owner of (i) 285,000 issued and vested membership interest units in GenMat, and (ii) 215,000 issued and unvested membership interest units in GenMat (“Unvested Units”).

COMSTOCK IP HOLDINGS LLC (“CIPH”), the Company’s wholly-owned subsidiary, holds 100% of the Company’s intellectual properties and administers 100% of the Company’s research and development activities.

2.	Background

The Company, DIR, and GenMat are party to certain transaction documents effective June 24, 2021, including, without limitation, a Limited Liability Company Operating Agreement (“Operating Agreement”), and a Membership Interest Purchase Agreement (“MIPA” and, together with the Operating Agreement and ancillary documents, instruments, and agreements, the “Transaction Documents”). The Company’s issued and vested membership interest units in GenMat correspond to 43% of GenMat’s equity and voting power (unvested units are deemed disregarded). DIR’s issued and vested membership interest units in GenMat correspond to 56% of GenMat’s equity and voting power.

3.	Purpose

The Company, DIR, and GenMat have agreed to (i) separate GenMat’s materials development activities (“Materials Science Business”) and space development activities (“Space Business”); (ii) assign all assets, operations, and liabilities relating to the Materials Business to GenMat; (iii) assign all assets, operations, and liabilities relating to the Space Business to DevCo; (iv) exchange 100% of GenMat’s equity in DevCo for 100% of DIR’s equity in GenMat; and (v) devise and implement a mutually agreeable transition plan to assist GenMat in developing independent operations for the Materials Science Business without the need for support from assets, personnel, and vendors that are utilized by the Space Business.

4.	Sequence	Schedule A hereto provides a visual representation of the itemized steps required to complete the Transaction, as described more fully below.

5.	Process and Timing

This Letter Agreement shall be executed and effective as of October 1, 2024. The Definitive Agreements shall be executed on or before October 15, 2024 (“Closing Date”), and shall be made effective as of October 1, 2024. The parties shall use their best efforts on a TIME OF THE ESSENCE basis, to complete the Transaction on the stated timing on or before the Closing Date, unless otherwise agreed to in writing by the parties; provided, however that no closing shall occur until and unless the following conditions precedent have been satisfied as of the Closing Date: (i) completion of due diligence; (ii) all necessary approvals will have been obtained; (iii) no breaches hereunder, or under any document or instrument delivered in connection herewith, or other material adverse changes shall have occurred; and (iv), the Definitive Agreements shall have been drafted and executed, and any and all closing deliveries shall be fully performed or waived by the applicable parties.

TRANSACTIONS TO BE COMPLETED PRIOR TO EQUITY EXCHANGE
6.	Business Assignments

GenMat and IPCo shall each assign to DevCo 100% of their respective right, title and interest in, to, and under all assets, operations, and liabilities relating to the Space Business, including, without limitation, GenMat’s satellite, mission control software, geospatial modeling software, applicable intellectual properties, switch data center (collectively, the “Space Assets and Liabilities”), and all related agreements, rights, and obligations pertaining thereto (“Space Business Assignment”).

DevCo and IPCo shall each assign to GenMat 100% of their respective right, title and interest in, to, and under all assets, operations, and liabilities that are not explicitly included in the Space Assets and Liabilities (collectively, the “Materials Science Assets and Liabilities”), and all related agreements, rights, and obligations pertaining thereto for no additional consideration (“Materials Science Business Assignment”). On and subject to the terms and conditions hereof, including completion of due diligence, and the Definitive Agreements, GenMat shall assume all liabilities that are not included in the Space Assets and Liabilities.

7.	Principal Assignment

Principal shall assign to GenMat 100% of any and all intellectual properties that Principal has conceived of and or acquired involving GenMat’s Materials Science Business prior to March 31, 2025, including, without limitation, GenMat’s physics-based high performance and artificial intelligence computing platforms for use in simulating materials (“Zeno”), including all trade secrets and know how pertaining thereto (collectively, the “Principal IP Assets”), in exchange for the payment by GenMat of (i) a fixed payment of $1,000,000 in installments of (a) $250,000 on the Closing Date, (b) $250,000 on November 15, 2024, and (c) $500,000 on March 31, 2025 (“Fixed Payment”); and (ii) a contingent earn-out payment equal to 3% of either (a) the consideration paid in connection with the liquidation of substantially all of the equity of GenMat in excess of $100,000,000, or (b) the funds raised by GenMat upon completion of an initial public offering of GenMat at a valuation in excess of $100,000,000 (“Earn-Out Payment”).

8.	Employee Assignments

DevCo’s employees (“DevCo Employees”) shall assign to GenMat all intellectual properties that each employee has conceived of and or acquired involving GenMat’s Materials Science Business prior to March 31, 2025, including, without limitation, Zeno and all trade secrets and know how pertaining thereto (collectively, the “Employee IP Assets”) for no additional consideration.

9.	Caminosoft Assignment

Caminosoft AI, Inc. (“Caminosoft”) shall assign to GenMat 100% all intellectual properties that Caminosoft has conceived of and or acquired involving GenMat’s Materials Science Business prior to March 31, 2025, including, without limitation, Zeno and all trade secrets and know how pertaining thereto (collectively, the “Caminosoft IP Assets”) for no additional consideration.

10.	Mining Information

DevCo shall agree to provide all imaging and other data, analytics, AI and other models, and other information completed to date, in both the form of data and a promulgated report (“DevCo Information”), relating to the Company’s mining properties in Nevada on or before the Closing Date. DevCo shall also agree to use its best efforts to complete and provide all imaging data (via satellite, UAV, or otherwise) on or before the second anniversary of the Closing Date.

11.	GenMat Cancellation	GenMat shall dissolve IPCo immediately after completion of the transactions described in Sections 6 to 9 hereof.

12.	Company Cancellation

The Company shall assign to GenMat 100% of its right, title, and interest in, to and under all Unvested Units in GenMat as of the Closing Date. GenMat shall immediately surrender and cancel the Unvested Units.

13.	Pre-Exchange Structure

After completion of the transactions in Sections 6 to 12 hereof, (i) GenMat shall own 100% of the Materials Science Business, all intellectual properties relating to Zeno and the Materials Science Business, and all other Materials Assets and Liabilities, and none of the Space Business and Space Assets and Liabilities; (ii) DevCo shall own 100% of the Space Business and all Space Assets and Liabilities and none of the Materials Science Business and Materials Science Assets and Liabilities; and (iii), IPCo shall be dissolved with no assets or liabilities.

EQUITY EXCHANGE AND TRANSACTIONS TO BE COMPLETED AT CLOSING

14.	Equity Exchange

GenMat shall purchase and redeem 100% of DIR’s equity in GenMat (“Redemption Units”) in exchange for 100% of the issued and outstanding membership interest units of DevCo (“Equity Exchange”). GenMat shall surrender and cancel all the Redemption Units immediately after completing the Equity Exchange, thereby reducing GenMat’s issued and outstanding membership interest units as of the Closing Date to 285,575.

15.	Amended and Restated GenMat Operating Agreement

The Company, DIR, and GenMat shall terminate the Operating Agreement effective as of the Closing Date. Immediately after completion of the Equity Exchange, Comstock shall assign 100% of its right, title, and interest in GenMat to CIPH. CIPH and GenMat shall enter into an amended and restated operating GenMat agreement at the Closing Date.

16.	Amended and Restated DevCo Operating Agreement	GenMat shall terminate the existing DevCo operating agreement effective as of the Closing Date. DIR and DevCo shall enter into an amended and restated DevCo operating agreement at the Closing Date.

17.	Transition Services

GenMat and DevCo shall enter into a transition services agreement (“TSA”) under which DevCo shall use its best efforts to train and assist GenMat staff in operating the Materials Science Business, including, without limitation, all software, systems, and other requirements needed to access, use, and develop Zeno (“Transition Services”), with an objective of transitioning GenMat staff to independent operations of Zeno and the Materials Science Business as soon as possible after the Closing Date, but in no event later than March 31, 2025 (“Transition Completion Date”). Minimum requirements must be met including paying Caminosoft AI for the GPU related loan they took out on behalf of GenMat.

DevCo shall enter into a corresponding agreement with Caminosoft to ensure to provide any and all applicable services and support, with an objective of transitioning Zeno and any related requirements to an alternative qualified vendor designated by GenMat on or before the Transition Completion Date.

The purpose of the foregoing agreement is to give GenMat the ability to operate the Materials Science Business independently by the Transition Completion Date, without the need to rely on DevCo and Caminosoft.

MISCELLANEOUS TERMS

18.	Representations and Warranties

Schedule B hereto contains a true and accurate schedule of (i) the Space Assets and Liabilities, (ii) the Materials Assets and Liabilities, (iii) all material agreements (“Material Agreements”), (iv) all employment agreements (“Employment Agreements”), (v) all third party proposals and published marketing collateral for the Materials Science Business (“Marketing Collateral”), (vi) the issued and outstanding equity of GenMat, DevCo and IPCo (“Capitalization Table”), (vii) all agreements to issue any form of equity or other interest (“Equity Agreements”), and (viii) all documentation, specifications, operating instructions, and other information pertaining to Zeno (“Zeno Documentation”).

19.	Restrictive Covenants	The Definitive Agreements shall include commercially reasonable restrictive covenants regarding non-competition, non-solicitation, and confidentiality between GenMat and DevCo.

20.	Release

GenMat and DevCo shall release each other from and against all claims arising from all actions and transactions occurring prior to the Closing Date. GenMat’s release shall extend to Principal, Caminosoft and DevCo employees.

21.	Disclosure Standards

The undersigned shall comply with the Confidentiality Agreement attached hereto (“NDA”), which is hereby incorporated by reference into the Binding Terms hereof. The undersigned hereby further agree that the term Confidential Information defined in the NDA shall be construed to include the existence and terms of this Letter Agreement. Until and unless the Closing Date has occurred, no party shall make any public or other disclosure of regarding the Transaction in the absence of each of the other parties’ express written consent.

22.	Status of Parties

GenMat and DevCo shall be independent entities and not affiliates of each other. GenMat and DevCo acknowledge and agree that no partnership, joint venture, or other relationship shall be construed by this Letter Agreement.

23.	Authorization

The Company, GenMat, and DIR, each on their own behalf, agree, represent, and warrant that it has all requisite power and authority to execute, deliver and perform this Letter Agreement; that this Letter Agreement has been duly and validly executed and delivered, and constitutes legal, valid and binding obligations in respect of the terms hereof; and, that the execution, delivery and performance by the Company, GenMat, and DIR of this Letter Agreement and the consummation of the actions contemplated herein have been duly authorized by all necessary action on behalf of the Company, GenMat, and DIR.

24.	Binding Terms

The terms of this Letter Agreement shall be deemed to be binding with regard to the essential business and economic terms hereof, on and subject to the terms and conditions hereof, until such time as the Company, GenMat, and DIR have executed the Definitive Agreements in respect of the Transaction, after which those Definitive Agreements shall in all respects govern the terms and conditions of the parties’ agreements in connection with the subject matter hereof.